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                                  EXHIBIT 10.10

                           PERSONAL SERVICES AGREEMENT

         This Personal Services Agreement (the "Agreement") is entered into this 1st day of November, 1998 by and between Atrix Laboratories, Inc., a Delaware corporation (the "Company") with its principal place of business at 2579 Midpoint Drive, Fort Collins, Colorado 80525, and Richard L. Jackson, Ph.D. ("Executive") with his address at 3950 Rose Hill Avenue, Cincinnati, Ohio 45229 to be effective as of November 1, 1998 (the "Effective Date").

                                    PREMISES

         WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement and Executive desires to enter the employ of the Company pursuant to such terms and conditions and for such consideration;

         WHEREAS, the provisions of this Agreement are a condition of Executive being employed by Company, of Executive's having access to confidential business and technological information, and of Executive's being eligible to receive certain benefits of the Company. This Agreement is entered into, and is reasonably necessary, to protect confidential information and customer relationships to which Executive may have access, and to protect the goodwill and other business interests of the Company; and

         WHEREAS, the provisions of this Agreement are also a condition to Executive's agreement to provide personal services to Company.

         NOW THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:


                                    AGREEMENT

         1.       Position, Term, Duties, Responsibilities

                  a. Position. Executive shall be employed by the Company as its Senior Vice President of Research and Development at the Company's current place of business in Fort Collins, Colorado.

                  b. Duties. Executive shall faithfully and diligently render such services and perform such related duties and responsibilities as are customarily performed by a person holding such title and as otherwise may, from time to time, be reasonably assigned to Executive by the Company's Vice Chairman and Chief Executive Officer. Executive shall comply with the provisions of this Agreement and shall at all times be subject to such Company policies and procedures including, but not limited to, a Company code of conduct, as the Company may from time to time establish as pertaining to Executive.
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                  c. Term. This Agreement shall be for a term beginning on the
Effective Date and terminating the earlier of (i) three years from the Effective Date (the "Expiration Date"), or (ii) the date on which Executive's employment is terminated pursuant to Section 3 of this Agreement (the "Term"); provided that the term shall be automatically extended indefinitely thereafter until either party shall have given notice to the contrary (the "Term Termination Notice"), in which event the Term shall expire on the six month anniversary of such Term Termination Notice.

                  d. Other Activities. During Executive's employment with the Company, Executive shall devote his entire business time, attention and energies to the performance of his duties and functions under this Agreement and, except upon the prior written consent of the Company, shall not (i) accept any other employment, or (ii) directly or indirectly engage in any other business activity (whether or not pursued for gain, profit or pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company.

                  e. Proprietary Information. Executive agrees to comply with the terms and conditions of the standard Company Employee Proprietary Information and Inventions Agreement, which is annexed to this Agreement and referred to as ("Exhibit A") to this Agreement.

         2.       Compensation, Bonuses and Benefits

                  a. Base Salary. During Executive's employment with the Company, the Company shall pay Executive a base annual salary, (the "Base Salary") which at the time of the execution of this Agreement is Two Hundred Fifty Thousand Dollars ($250,000.00). The Base Salary shall be payable in accordance with the Company's normal payroll schedule, less all applicable tax withholdings for state and federal income taxes, FICA and other deductions as required by law and/or authorized by the Executive. The Executive's Base Salary shall be reviewed no less frequently than annually to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance thereof, and, if it is determined that an increase is merited, such increase shall be promptly put into effect and the base salary of the Executive as so increased shall constitute the base salary of the Executive for purposes of this Section 2.

                  b. Incentive Compensation Program. During Employee's employment with the Company, Employee shall be entitled to participate in such incentive compensation programs as are from time to time established and approved by Company's Board of Directors in accordance with the Company's practice for similarly situated employees.

                  c. Initial Stock Options. At the Effective Date, the Company shall grant Executive stock options in 100,000 shares of the Company's $.001 par value common stock with the purchase price being the price reported in the Wall Street Journal as of the Effective Date ("Initial Stock Options"). Subject to the provisions of Section 3 of this Agreement, Executive's Initial Stock Options shall vest thirty-three and one-third percent per year on the anniversary date of Executive's employment with the Company, provided Executive remains employed by the Company. Subsequent grants may be awarded based on your performance and contributions to the business. Any stock options are subject to the approval of the Company's Board of Directors.

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                  d. Benefits. Executive shall also be entitled to participate in such employee benefit plans which the Company provides or may establish from time to time for the benefit of employees, subject to the terms of each such plan and subject to the right of the Company and the Company's Board of Directors to modify, revise or eliminate such benefit plans from time to time in their sole discretion. Executive shall pay for the portion of the cost of such benefits as is from time-to-time established by Company as the portion of such cost to be paid by senior executives of Company.

                  e. Costs and Expenses. Executive shall be entitled to reimbursement for all ordinary reasonable out-of-pocket business expenses which are reasonably incurred by him in the furtherance of the Company's business, in accordance with the policies adopted from time to time by the Company or the Company's Board of Directors. Executive will comply with the Company's travel policies as established from time to time by the Company or the Company's Board of Directors.

                  f. Vacation. During the Term, Executive shall be entitled to four weeks of paid vacation per year so long as the absence of Executive does not interfere in any material respect with the performance by Executive of Executive's duties hereunder. Executive will use his best efforts to schedule vacation periods to minimize disruption of the Company's business.

                  g. Relocation Expenses. The Company shall provide Executive with the following relocation benefits ("Relocation Benefits"):

                     (i) A lump-sum payment of Fifteen Thousand Dollars ($15,000) ("Lump-Sum Relocation Amount"), less all applicable tax withholdings for state and federal income taxes, FICA and other deductions as required by law, payable to Executive at the time Executive physically relocates to the Fort Collins, Colorado area on a permanent basis. In the event that Executive does not physically relocate to the Fort Collins, Colorado area on a permanent basis within twelve months of the Effective Date, the Company shall apply the Lump-Sum Relocation Amount toward living expenses incurred by Executive from November 1, 1999 and thereafter up to the Lump-Sum Relocation Amount;

                     (ii) Reasonable temporary living expenses in Fort Collins, Colorado for up to a total of twelve (12) months from the Effective Date or until the Executive locates reasonable accommodations, whichever comes first, up to a maximum amount of $24,000;

                     (iii) Reasonable expenses for trips back to Cincinnati, Ohio from Colorado for up to twice per month for a total of twelve (12) months from the Effective Date, or until the Executive locates reasonable accommodations, whichever comes first, up to a maximum amount of $12,000;

                     (iv) Reasonable expenses associated with Executive's house-hunting trips to find a suitable residence in the Fort Collins, Colorado area, up to a maximum amount of $5,000; and

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                     (v) Reasonable real estate commissions, closing costs and
attorney's fees incurred in connection with the sale of Executive's residence in Cincinnati, Ohio and the purchase of a residence in the Fort Collins, Colorado area, up to a maximum amount of $30,000.

                  The Company will reimburse Executive for Relocation Benefits, up to the maximum amounts set forth above, in accordance with the Company's reimbursement policies.

          3.      Termination

                  a. For Cause by the Company. Executive's employment may be terminated for "Cause." For purposes of this Agreement, "Cause" shall mean: (i) the Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the conviction of, or plea of guilty or nolo contendere by the Executive to a charge of any felony under the laws of the United States or any state thereof or crime involving moral turpitude, (iii) breach of any covenants contained in this Agreement and/or (iv) the Executive's acting in an intentional manner which is reasonably likely to be materially detrimental or damaging to the Company's reputation, business, operations or relations with employees, suppliers and customers.

                  If Executive is terminated for Cause prior to the Expiration Date, he shall be entitled to receive his then current Base Salary pursuant to
Section 2(a) through the date of termination. Thereafter, Executive shall not be entitled to receive, and Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind.

                  b. Termination by Death of Executive. Executive's employment with the Company shall terminate upon the death of the Executive. In the event Executive's employment is terminated by death, Executive's designated beneficiary shall be entitled to receive: (i) the proceeds of any life insurance policy offered by the Company; and (ii) the lump-sum payment of any incentive compensation to which Executive was entitled and which Executive did not receive prior to his death. Such incentive compensation shall be prorated through the date of termination and shall be payable to Executive's designated beneficiary at the time the bonus for such calendar year would normally be paid.

                  c. Termination by Disability of Executive. To the extent allowable under existing law, Executive's employment with Company shall terminate upon the Disability of the Executive. For the purposes of this Section 3(c), Executive shall be considered "Disabled" if he becomes physically or mentally incapacitated, such that for a period of six consecutive months or for an aggregate of twelve months during a twenty-four consecutive month period, Executive is unable to perform the essential functions of his job without reasonable accommodation. Any question as to the existence of the Disability of the Executive shall be determined in writing by a qualified independent physician chosen by the Company and reasonably satisfactory to Executive (or Executive's legal representative) and such determination shall be conclusive. In the event Executive's employment is terminated by Disability, Executive shall be entitled to receive his current Base Salary pursuant to Section 2(a) through the date of termination due to Disability, medical and life insurance benefits for a period of six months following the date on which Executive's employment is terminated due to Disability. Thereafter, Executive shall not be entitled to receive, and Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind.

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                  d. Termination of Executive by Company Without Cause. Company
may terminate Executive's employment without cause at any time for any reason prior to the Expiration Date without notice. In the event the Company terminates Executive's employment under this Section 3(d), the Company shall: (i) pay to Executive in either a lump-sum or through salary continuation, at the Company's sole discretion, the amount of Executive's then current Base Salary pursuant to
Section 2(a) for twelve (12) months following the date of termination; (ii) if the Executive elects continued coverage under the Company's health plan pursuant to the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), then the Company shall continue to pay the Company's portion of the premium for the Executive's continued coverage under the Company's health plan until the first to occur of (A) twelve (12) months from the date of termination;
(B) Executive is employed by a third party or (C) Executive elects to cease such coverage or fails to pay his portion of the premium; and (iii) pay to Executive the portion of the incentive compensation for the year of such termination which are (A) determined by objective measurement standards under the Company's incentive compensation program applicable to senior executives of Company, and
(B) would have been paid to Executive had Executive been continuously employed under this Agreement through the Expiration Date. Payment of such portions of incentive compensation, if any, shall be made to Executive within 10 business days after the date, if any, on which senior executives of Company receive payment of their incentive compensation under such incentive compensation program. Thereafter Executive shall not be entitled to receive, and the Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind other than those specifically set forth in this Section 3(d).

                  e. Termination of Executive Upon Change of Control. In the event Executive's employment is terminated prior to the Expiration Date by a Change of Control of the Company, as defined below, Company shall: (i) pay to Executive, in a lump sum within ten (10) days after the date Executive's employment is terminated, the amount of Executive's then current Base Salary pursuant to Section 2(a) above for twelve (12) months following the termination of Executive's employment; and (ii) pay to Executive the portion of the incentive compensation for the year of such termination which are (A) determined by objective measurement standards under the Company's incentive compensation program applicable to senior executives of Company, and (B) would have been paid to Executive had Executive been continuously employed under this Agreement through the Expiration Date. Payment of such portions of incentive compensation, if any, shall be made to Executive within 10 business days after the date, if any, on which senior executives of Company receive payment of their incentive compensation under such incentive compensation program. Thereafter Executive shall not be entitled to receive, and the Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind other than those specifically set forth in this Section 3(e).

                  For purposes of this Section 3(e), Change of Control shall mean:

                     (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) directly or indirectly becoming the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to such

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Securities Exchange Act) of 50% or more of the combined voting power of
Company's then outstanding securities; or

                     (ii) the occurrence within any 12-month period of a change in the membership of Company's Board of Directors such that the Incumbent Members (as defined in the following sentence) do not constitute a majority of the members of such Board of Directors. "Incumbent Members" shall mean, with respect to any given 12-month period, the members of such Board of Directors on the date immediately preceding the commencement of such given 12-month period; provided, however, that any person who becomes a member of such Board of Directors during such given 12-month period whose election or appointment to such Board of Directors was approved by a vote of a majority of the members of such Board of Directors who, on the date of such election or appointment, comprised the Incumbent Members on the date of such vote shall be considered one of the Incumbent Members with respect to such 12-month period.

                  f. Voluntary Termination by Executive. If Executive voluntarily terminates his employment prior to the Expiration Date and prior to the occurrence of a Change of Control, Executive shall receive his then current Base Salary pursuant to Section 2(a) through the date of termination. Executive shall not be entitled to receive, and Company shall have no obligation to provide Executive with any additional pay, salary, bonuses or benefits of any kind.

                  g. Termination by Expiration Date. In the event Executive's employment is terminated by the occurrence of the Expiration Date, the Company shall have no obligation to pay Executive or provide Executive with benefits of any kind beyond the Expiration Date. In the event that Executive remains employed by Company beyond the Expiration Date, Executive shall be considered an at-will employee.

                  h. Notice of Termination. With the exception of termination by the Expiration Date, any purported termination of employment shall be communicated through written notice indicating the specific provision in this Agreement relied upon.

                  i. Stock Options Upon Termination. In the event that Executive's employment is terminated under the provisions of Section 3(d) and/or 3(e) of this Agreement, Executive's stock options shall vest upon the date his employment is terminated.

          4.      Noncompetition

                  a. Executive covenants and agrees with the Company that so long as he is employed by the Company and for a period of one (1) year after the termination of Executive's employment for any reason (the "Non-Competition Period"), Executive will not engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, advisor, sole proprietor, stockholder, partner, independent contractor, trustee, joint venturer or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business organization, person, firm partnership, association, corporation, enterprise or other entity that shall be engaged in any business (whether in operation or in the planning, research or development stage) that is a Competitive Business, unless Executive shall obtain the prior written consent of the Company which consent shall make express reference to this Agreement. Notwithstanding the foregoing, Executive may make passive investments in any

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company whose stock is listed on a national securities exchange or traded in the over-the-counter market so long as he does not come to own, directly or indirectly, more than five percent (5%) of the equity securities of such company. For purposes of this Agreement, a business shall be considered a "Competitive Business" if it involves or relates to (i) any business in which the Company is actively engaged on the date of termination or any business in which during the twelve (12) months immediately preceding the date of termination the Company actively contemplated engaging (as evidenced by (x) discussions between Executive or any other officer of the Company, (y) inclusion in a written business plan or proposal, or (z) discussions between Executive or any other officer of the Company and any customer or prospective customer of the Company) or (ii) any business in which an affiliate is actively engaged on the date of termination or any business in which during the twelve (12) months immediately preceding the date of termination an affiliate actively contemplated engaging (as evidenced by (x) discussions between any officer of any affiliate, (y) inclusion in a written business plan or proposal, or (z) discussions between an officer of any affiliate and any customer or prospective customer of any affiliate), provided, however, for purposes of this clause (ii), such business involves or relates to the research, development, manufacturing, production, marketing, selling or servicing of products or services for or related to the drug delivery business.

                  b. During the Non-Competition Period, Executive will not directly or indirectly solicit or induce, or aid any other entity or person in soliciting or inducing, or knowingly permit any entity directly or indirectly controlled by him to solicit or induce, any person who is, or during the last six months of Executive's employment by the Company was, an officer, director, executive, consultant or employee of the company or any of its affiliates or any of its existing or future subsidiaries to leave the employment or association with the Company, its affiliate or subsidiary, to become employed or retained by any other entity or to participate in the establishment of any other business.

                  c. Executive agrees that in addition to the remedies the Company may seek and obtain pursuant to this Agreement, the period during which the covenants contained in this Section 4 apply shall be extended by any and all periods during which Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Agreement.

                  d. Without limitation of any of the provisions of this Section 4, any payments to be made to Executive or for his benefit following termination of his employment with the Company pursuant to Section 3 of this Agreement shall be deemed to secure his agreements set forth in this Section 4 and such payments may be terminated by the Company if he fails to observe the agreements set forth in this Section 4.

                  e. Executive (i) acknowledges that his skills and experience are such that he can anticipate finding employment at a senior level in his profession, and (ii) represents and agrees that the restrictions imposed by this
Section 4 on engaging in competitive business activities are necessary for the protection of the legitimate interests and competitive position of the Company and do not impose undue hardships on him.


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                  f. This Section 4 shall survive the termination of this
Agreement.

          5.      Termination Obligations of Executive

                  a. Return of the Company's Property. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

                  b. Representations, Obligations and Warranties Survive Termination of Employment. The representations, obligations and warranties contained in Sections 1(e), 4, 5, 6, 7, 10, 11, 12, 13 14 and 15 of this Agreement as well as the terms and conditions of Exhibit A of this Agreement shall survive Executive's termination of employment with the Company.

                  c. Cooperation in Pending Work. Executive agrees to fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of Executive's employment. Executive shall also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to Executive's activities while employed by the Company.

          6.      Alternative Dispute Resolution

                  The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties relating in any way to Executive's employment with the Company or the termination of that relationship, including disputes arising under the common law and/or any federal or state statutes, laws or regulations, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved exclusively by arbitration. The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

                  Claims Executive or the Company may have regarding Workers' Compensation or unemployment compensation benefits and the noncompetition provisions of this Agreement are not covered by the arbitration and mediation provisions of this Agreement. Claims Executive or the Company may have for violation of the proprietary information provisions of this Agreement as well as the terms and provisions of Exhibit A of this Agreement are not covered by the arbitration and mediation provisions of this Section 6 of this Agreement.

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                  Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. The Company and Executive agree that arbitration shall be held in or near either Denver or Fort Collins, Colorado and shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in Colorado. The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 6 pertaining to Alternative Dispute Resolution.

                  This Agreement to mediate and arbitrate survives termination of Executive's employment.

          7.      Notices

                  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, overnight delivery or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the
Company:

                  Atrix Laboratories, Inc.
                  2579 Midpoint Drive
                  Fort Collins, Colorado  80525
                  Attn:  Chief Executive Officer
                  Telephone:   (800) 442-8749
                  Facsimile:   (970) 482-9735

and to Executive at:

                  Richard L. Jackson, Ph.D.
                  3950 Rose Hill Avenue
                  Cincinnati, Ohio 45229
                  Telephone:   (513) 861-8490


                  Executive and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

          8.      Entire Agreement

                  The terms of this Agreement, together with Exhibit A to this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall

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constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

          9.      Amendments, Waivers

                  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

          10.     Assignment; Successors and Assigns

                  Executive agrees that Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon Executive and Company and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         11.      Use of Employee's Likeness.

                  Executive authorizes the Company to use, reuse and to reasonably grant others the right to use and reuse without additional compensation, Executive's name, photograph, likeness (including caricature), voice and biographical information and any reproduction or simulation thereof in any media now known or hereafter developed, for valid business purposes of the Company.

         12.      Exclusion of Property of Others.

                  Executive will not bring to the Company or use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or that have not been legally transferred to the Company.

         13.      Executive's Authorization to Deduct Amounts Owed.

                  Upon Executive's separation from employment, Company is authorized to deduct from Executive's final wages or other monies due Executive any debts or amounts owed to Company by Executive.


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          14.     Severability; Enforcement

                  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

          15.     Governing Law

                  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the United States and the Federal Arbitration Act to the extent applicable, and otherwise by the laws of the State of Colorado.

          16.     Executive Acknowledgment

                  The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.


                  In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.


Company                                       Executive


      /s/ G. Lee Southard                           /s/ Richard L. Jackson
-----------------------------------           ----------------------------------
G. Lee Southard, Ph.D.                        Richard L. Jackson, Ph.D.
President and Chief Scientific
Officer


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                                    EXHIBIT A

                                    (OMITTED)